Exhibit 99.1

National Vision Holdings, Inc. Reports First Quarter 2021 Financial Results;
Raises Fiscal 2021 Outlook

•Net revenue increased 13.7% to $534.2 million
•Comparable store sales growth of 18.2%; Adjusted Comparable Store Sales Growth of 35.8%
•Net income increased 346% to $43.4 million; Diluted EPS increased 302% to $0.48
•Adjusted Operating Income increased 77.8% to $67.7 million
•Adjusted Diluted EPS increased 72.8% to $0.48

Duluth, Ga. -- May 13, 2021 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the first quarter ended April 3, 2021.
Reade Fahs, chief executive officer, stated,“It was a truly remarkable start to the year, as patients and customers chose us at record levels. Our first quarter results were likely helped by the interplay of the continued hastening of industry trends that favor our low price offerings and pent-up demand, aided by government stimulus. Our National Vision team executed superbly with a safety first approach while handling the increased level of consumer demand. We opened 25 stores during the quarter, as we continue to grow market share. We are fortunate to have two attractive growth engines with America’s Best and Eyeglass World. The especially robust performance at Eyeglass World for the past ten months gives us the confidence to modestly accelerate opening plans for this brand in 2022.”
Mr. Fahs concluded, “As we enter the second quarter, sales momentum has continued throughout April. My sincere thanks and appreciation go out to the entire National Vision team and optometrist network for their continued commitment and extraordinary efforts to serve patients and customers in this complicated and ever evolving retail landscape. Overall, while the environment remains uncertain, we believe we remain well positioned to navigate the rest of the pandemic and beyond.”
Adjusted Comparable Store Sales Growth, Adjusted Operating Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
First Quarter 2021 Summary
•Net revenue increased 13.7% to $534.2 million from $469.7 million for the first quarter of 2020.
•Net revenue was negatively impacted by 7.4% due to the timing of unearned revenue, which resulted in a material impact to revenue and profitability. The Company experienced an increase in unearned revenue of $14.9 million in the first quarter compared to a decrease in unearned revenue of $19.9 million for the same period of 2020. The increase in unearned revenue resulted from the stronger sales at the end of the first quarter of 2021 as well as the lower sales due to the temporary closure of stores from March 19, 2020 through the end of the first quarter of 2020.
•Comparable store sales growth was 18.2% and Adjusted Comparable Store Sales Growth was 35.8%.
•The Company opened 25 new stores and ended the period with 1,230 stores.
•Costs applicable to revenue increased 2.8% to $224.7 million from $218.6 million for the first quarter of 2020. As a percentage of net revenue, costs applicable to revenue decreased 440 basis points to 42.1% from 46.5% for the first quarter of 2020. This decrease as a percentage of net revenue was primarily driven by increased eyeglass mix, higher eyeglass margin, and lower growth in optometrist costs.
•SG&A increased 15.4% to $223.6 million from $193.7 million for the first quarter of 2020. As a percentage of net revenue, SG&A increased 70 basis points to 41.9% from 41.2% for the first quarter of 2020. This increase as a percentage of net revenue was primarily driven by the increase in unearned revenue noted above as well as higher performance-based incentive compensation, partially offset by leverage of store payroll and advertising expenses.
•Net income increased 346% to $43.4 million compared to net income of $9.7 million for the first quarter of 2020.

•Diluted earnings per share increased 302% to $0.48 compared to $0.12 for the first quarter of 2020. Adjusted Diluted EPS increased 72.8% to $0.48 compared to $0.28 for the first quarter of 2020. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $0.22.
•Adjusted Operating Income increased 77.8% to $67.7 million compared to $38.1 million for the first quarter of 2020. Adjusted Operating Margin increased 460 basis points to 12.7% from 8.1% for the first quarter of 2020. The net change in margin on unearned revenue negatively impacted Adjusted Operating Income by $26.4 million.

Balance Sheet and Cash Flow Highlights as of April 3, 2021
•The Company’s cash balance was $453.8 million as of April 3, 2021. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Total debt was $737.9 million as of April 3, 2021, consisting of outstanding first lien term loans, convertible senior notes and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for the first quarter of 2021 were $97.7 million compared to $86.1 million for the first quarter of 2020.
•Capital expenditures for the first quarter of 2021 totaled $16.4 million compared to $13.1 million for the first quarter of 2020.

Fiscal 2021 Outlook
The Company’s updated fiscal 2021 outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impacts of COVID-19 on the Company’s financial outlook remain uncertain. The outlook shown below assumes no material deterioration to the Company’s current business operations as a result of COVID-19, governmental actions and regulations. Given the uncertainties, dynamic nature, resurgence, and unknown duration of the pandemic, the Company is continuing to evaluate additional measures that may be taken to respond to the impact of COVID-19 on its business.
The Company is providing the following updated outlook for the 52 weeks ending January 1, 2022:

	Updated Fiscal 2021 Outlook	Prior Fiscal 2021 Outlook
New Stores	~75	~75
Adjusted Comparable Store Sales Growth[1]	16% - 19%	13% - 16%
Net Revenue	$1.975 - $2.025 billion	$1.93 - $1.98 billion
Adjusted Operating Income	$155 - $162 million	$130 - $137 million
Adjusted Diluted EPS[2]	$1.07 - $1.12	$0.88 - $0.93
Depreciation and Amortization[3]	$97 - $98 million	$97 - $98 million
Interest[4]	~$28 million	~$28 million
Tax Rate[5]	~26%	~26%
Capital Expenditures	$100 - $105 million	$100 - $105 million

1 - For the 52 weeks ending January 1, 2022
2 - Assumes approximately 96 million shares, including 12.9 million shares for the convertible notes under the if converted method
3 - Includes amortization of acquisition intangibles of approximately $7.5 million for the 52 weeks ending January 1, 2022
4 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to amortization of debt discounts and deferred financing costs
5 - Excluding the impact of stock option exercises

The fiscal 2021 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2021 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2021 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.

Conference Call Details
A conference call to discuss the first quarter 2021 financial results is scheduled for today, May 13, 2021, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 7518288. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Thursday, May 20, 2021, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 7518288. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with more than 1,200 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2021 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the COVID-19 pandemic and its resurgence, and the impact of evolving federal, state, and local governmental actions in response thereto; customer behavior in response to the continuing pandemic and its more recent outbreaks of variants; our ability to keep our reopened stores open in a safe and cost-effective manner, or at all, in light of the continuing COVID-19 pandemic and its resurgence; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our host and legacy brands and our current operating relationships with our host and legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to compete successfully; our ability to effectively operate our information technology systems and prevent interruption or security breach; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our ability to successfully implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; overall decline in the health of the economy and other factors impacting consumer spending; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce and omni-channel business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risk of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequently filed reports, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA as net income, plus interest expense, income tax provision (benefit) and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income, plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, asset impairment, litigation settlement, amortization of acquisition intangibles, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income, plus interest expense, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, asset impairment, litigation settlement, and other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.

Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings per share, adjusted for the per share impact of stock compensation expense, asset impairment, litigation settlement, amortization of acquisition intangibles, amortization of debt discounts and deferred financing costs of our term loan borrowings, amortization of costs related to our 2025 Notes, losses (gains) on change in fair value of derivatives, other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP.
Adjusted SG&A: We define Adjusted SG&A as SG&A, adjusted to exclude stock compensation expense, and other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e., when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers. We did not adjust our calculation of Adjusted Comparable Store Sales Growth for the temporary closure of our stores to the public in 2020 as a result of the COVID-19 pandemic.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue, and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of April 3, 2021 and January 2, 2021
In Thousands, Except Par Value
(Unaudited)

ASSETS	As of April 3, 2021	As of January 2, 2021
Current assets:
Cash and cash equivalents	$453,792	$373,903
Accounts receivable, net	60,036	57,989
Inventories	119,525	111,274
Prepaid expenses and other current assets	23,597	23,484
Total current assets	656,950	566,650

Property and equipment, net	336,214	341,293
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	47,638	49,511
Right of use assets	343,580	340,141
Other assets	17,303	17,743
Total non-current assets	1,762,895	1,766,848
Total assets	$2,419,845	$2,333,498
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,807	$64,861
Other payables and accrued expenses	98,796	110,309
Unearned revenue	47,498	32,657
Deferred revenue	65,617	58,899
Current maturities of long-term debt and finance lease obligations	4,165	3,598
Current operating lease obligations	63,945	58,356
Total current liabilities	359,828	328,680

Long-term debt and finance lease obligations, less current portion and debt discount	733,731	651,763
Non-current operating lease obligations	325,618	327,371
Other non-current liabilities:
Deferred revenue	22,242	20,828
Other liabilities	14,542	17,415
Deferred income taxes, net	76,352	80,939
Total other non-current liabilities	113,136	119,182
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 82,357 and 82,183 shares issued as of April 3, 2021 and January 2, 2021, respectively; 81,385 and 81,239 shares outstanding as of April 3, 2021 and January 2, 2021, respectively	823	821
Additional paid-in capital	728,339	795,697
Accumulated other comprehensive loss	(5,296)	(4,400)
Retained earnings	193,583	142,880
Treasury stock, at cost; 972 and 944 shares as of April 3, 2021 and January 2, 2021, respectively	(29,917)	(28,496)
Total stockholders’ equity	887,532	906,502
Total liabilities and stockholders’ equity	$2,419,845	$2,333,498

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended April 3, 2021 and March 28, 2020
In Thousands, Except Earnings Per Share
(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
Revenue:
Net product sales	$443,067	$392,841
Net sales of services and plans	91,113	76,863
Total net revenue	534,180	469,704
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	159,691	156,370
Services and plans	64,999	62,184
Total costs applicable to revenue	224,690	218,554
Operating expenses:
Selling, general and administrative expenses	223,593	193,741
Depreciation and amortization	23,555	24,810
Asset impairment	959	11,355
Litigation settlement	—	4,395
Other expense (income), net	(65)	(66)
Total operating expenses	248,042	234,235
Income from operations	61,448	16,915
Interest expense, net	6,330	7,455
Earnings before income taxes	55,118	9,460
Income tax provision (benefit)	11,686	(282)
Net income	$43,432	$9,742

Earnings per share:
Basic	$0.53	$0.12
Diluted	$0.48	$0.12
Weighted average shares outstanding:
Basic	81,333	80,129
Diluted	96,025	82,242

Comprehensive income:
Net income	$43,432	$9,742
Unrealized gain (loss) on hedge instruments	1,650	(8,858)
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	2,546	(2,256)
Comprehensive income (loss)	$42,536	$3,140

Note: First quarter 2021 diluted EPS is calculated using the if-converted method for the 2025 Notes adding back $2.3 million of interest expense (after tax) related to the 2025 Notes, and assuming conversion of the 2025 Notes at the beginning of the first quarter of 2021.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended April 3, 2021 and March 28, 2020
In Thousands
(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
Cash flows from operating activities:
Net income	$43,432	$9,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,555	24,810
Amortization of debt discount and deferred financing costs	762	217
Asset impairment	959	11,355
Deferred income tax expense (benefit)	11,686	(282)
Stock based compensation expense	2,988	2,093
Losses (gains) on change in fair value of derivatives	(2,252)	—
Inventory adjustments	177	1,695
Other	594	2,099
Changes in operating assets and liabilities:
Accounts receivable	(2,698)	16,431
Inventories	(8,428)	(4,511)
Operating lease right of use assets and lease liabilities	(484)	7,525
Other assets	(235)	3,524
Accounts payable	14,946	19,171
Deferred and unearned revenue	22,973	(19,006)
Other liabilities	(10,323)	11,197
Net cash provided by operating activities	97,652	86,060
Cash flows from investing activities:
Purchase of property and equipment	(16,382)	(13,053)
Other	8	199
Net cash used for investing activities	(16,374)	(12,854)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	—	146,269
Repayments on long-term debt	—	—
Proceeds from exercise of stock options	1,868	5,120
Purchase of treasury stock	(1,421)	(74)
Payments of debt issuance costs	—	—
Payments on finance lease obligations	(1,536)	(714)
Net cash provided by (used for) financing activities	(1,089)	150,601
Net change in cash, cash equivalents and restricted cash	80,189	223,807
Cash, cash equivalents and restricted cash, beginning of year	375,159	40,307
Cash, cash equivalents and restricted cash, end of period	$455,348	$264,114

Supplemental cash flow disclosure information:
Cash paid for interest	$5,706	$7,065
Capital expenditures accrued at the end of the period	$9,247	$12,176

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
For the Three Months Ended April 3, 2021 and March 28, 2020
In Thousands, Except Per Share Information
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income
	Three Months Ended
In thousands	April 3, 2021		March 28, 2020
Net income	$43,432	8.1%	$9,742	2.1%
Interest expense	6,330	1.2%	7,455	1.6%
Income tax provision (benefit)	11,686	2.2%	(282)	(0.1)%
Stock compensation expense (a)	2,988	0.6%	2,093	0.4%
Asset impairment (b)	959	0.2%	11,355	2.4%
Litigation settlement (c)	—	—%	4,395	0.9%
Amortization of acquisition intangibles (d)	1,873	0.4%	1,851	0.4%
Other (g)	400	0.1%	1,454	0.3%
Adjusted Operating Income / Adjusted Operating Margin	$67,668	12.7%	$38,063	8.1%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding Some of the percentage totals in the table above do not foot due to rounding differences

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
	Three Months Ended
In thousands	April 3, 2021		March 28, 2020
Net income	$43,432	8.1%	$9,742	2.1%
Interest expense	6,330	1.2%	7,455	1.6%
Income tax provision (benefit)	11,686	2.2%	(282)	(0.1)%
Depreciation and amortization	23,555	4.4%	24,810	5.3%
EBITDA	85,003	15.9%	41,725	8.9%

Stock compensation expense (a)	2,988	0.6%	2,093	0.4%
Asset impairment (b)	959	0.2%	11,355	2.4%
Litigation settlement (c)	—	—%	4,395	0.9%
Other (g)	400	0.1%	1,454	0.3%
Adjusted EBITDA / Adjusted EBITDA Margin	$89,350	16.7%	$61,022	13.0%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding Some of the percentage totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted Diluted EPS to Diluted EPS
	Three Months Ended
In thousands, except per share amounts	April 3, 2021	March 28, 2020
Diluted EPS	$0.48	$0.12
Stock compensation expense (a)	0.03	0.03
Asset impairment (b)	0.01	0.14
Litigation settlement (c)	—	0.05
Amortization of acquisition intangibles (d)	0.02	0.02
Amortization of debt discount and deferred financing costs (e)	—	—
Losses (gains) on change in fair value of derivatives (f)	(0.02)	—
Other (j)	(0.02)	0.02
Tax benefit of stock option exercises (h)	—	(0.03)
Tax effect of total adjustments (i)	(0.01)	(0.07)
Adjusted Diluted EPS	$0.48	$0.28

Weighted average diluted shares outstanding	96,025	82,242
Note: Some of the totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A
	Three Months Ended
In thousands	April 3, 2021		March 28, 2020
SG&A	$223,593	41.9%	$193,741	41.2%
Stock compensation expense (a)	2,988	0.6%	2,093	0.4%
Other (g)	400	0.1%	1,454	0.3%
Adjusted SG&A/ Adjusted SG&A Percent of Net Revenue	$220,205	41.2%	$190,194	40.5%
Note: Percentages reflect line item as a percentage of net revenue Some of the percentage totals in the table above do not foot due to rounding differences

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of property, equipment and lease related assets on closed or underperforming stores.
(c)Expenses associated with settlement of litigation.
(d)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition.
(e)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP. Amortization of debt discount and deferred financing costs in aggregate total $0.3 million and $0.2 million for the three months ended April 3, 2021 and March 28, 2020, respectively.
(f)Reflects losses (gains) recognized in interest expense on change in fair value of de-designated hedges of $(2.3) million for the three months ended April 3, 2021.
(g)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), including the amortization impact of adjustments related to the KKR Acquisition, (e.g., fair value of leasehold interests) of $0.1 million for each of the three months ended April 3, 2021 and March 28, 2020; costs of severance and relocation of $0.2 million and $0.3 million for the three months ended April 3, 2021 and March 28, 2020, respectively; excess payroll taxes related to stock option exercises of $0.3 million for the three months ended March 28, 2020; incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic of $0.6 million for the three months ended March 28, 2020; and other expenses and adjustments totaling $0.1 million and $0.2 million for the three months ended April 3, 2021 and March 28, 2020, respectively.
(h)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(i)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(j)Reflects other expenses in (g) above, including the impact of stranded tax effect of $2.1 million for the three months ended April 3, 2021 associated with our interest rate swaps that matured in the first quarter of 2021.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
	Comparable store sales growth(a)
	Three Months Ended
	April 3, 2021	March 28, 2020	2021 Outlook
Owned & Host segment
America’s Best	35.3%	(9.3)%
Eyeglass World	48.3%	(12.1)%
Military	19.4%	(12.1)%
Fred Meyer	17.0%	(16.0)%
Legacy segment	29.8%	(14.0)%

Total comparable store sales growth	18.2%	(2.9)%	15% - 18%
Adjusted Comparable Store Sales Growth (b)	35.8%	(10.3)%	16% - 19%
(a)Total comparable store sales based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 10. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part I. Item 1. in our Quarterly Report on Form 10-Q, with the exception of the Legacy segment, which is adjusted as noted in clause (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 13.8% and a decrease of 7.5% for the three months ended April 3, 2021 and March 28, 2020, respectively; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 3.8% and an increase of 0.1% for the three months ended April 3, 2021 and March 28, 2020, respectively.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Racheal Peters, Manager of External Communications
(470) 448-2303
media@nationalvision.com